AMERIGROUP Estimates Cost of Appeal Bond and
Provides Related Update to 2007 Guidance

VIRGINIA BEACH, Va., (March 21, 2007) – AMERIGROUP Corporation (NYSE: AGP) today announced its preliminary cost estimates associated with securing a supersedeas bond in connection with the appeal of its Illinois qui tam litigation. The Company currently expects the net impact on earnings associated with the financing for the supersedeas bond to be in the range of $0.02 to $0.06 per diluted share for the full-year 2007.

The Company intends to use the proceeds from borrowings under a new senior secured credit facility and the issuance of convertible debt to secure the supersedeas bond.

2007 Outlook
Pending the completion of the final financing structure, the Company estimates the net impact on earnings to be $0.02 to $0.06 per diluted share for the full-year 2007. Accordingly, the Company is revising its 2007 annual earnings estimates to $1.81 to $1.96 from $1.85 to $2.00 per diluted share.

The Company’s 2007 earnings estimates are predicated on the timing of the launch of new products and into new markets and the assumption that they operate at underwritten levels. Additionally, the Company is reiterating the following assumptions, among others, on which the guidance is based:

•	Organic revenue growth in the range of 25.0 to 30.0 percent, which includes weighted-average rate increases of approximately 3.0 to 4.0 percent;

•	Health benefits ratio of slightly above 83.0 percent of premium revenues for the full year;

•	Selling, general and administrative expenses of approximately 12.5 percent of total revenues;

•	Income tax rate of approximately 39.0 percent; and

•	Fully diluted shares outstanding of approximately 54,200,000.

First Quarter 2007
The new senior secured credit facility is expected to replace the Company’s existing credit facility. The revised annual estimates include a non-cash charge to write off unamortized costs related to the existing credit facility, of approximately $1.6 million, pre-tax, or $0.02 per diluted share in the first quarter of 2007. Taking into account this non-cash charge, the Company estimates first quarter earnings in the range of $0.31 to $0.35 per diluted share.

Conference Call
AMERIGROUP senior management will discuss its estimated cost of the appeal bond and impact on 2007 earnings on a conference call today, Wednesday, March 21, at 4:30 p.m. Eastern Time. To listen to the call, dial 800-573-4842 (domestic) or 617-224-4327 (international) and provide passcode 63479370 approximately ten minutes prior to the start time of the call.  The conference call will also be available through the investors’ page of the Company’s website, www.amerigroupcorp.com, or through www.earnings.com.

A telephonic replay of this call will be available beginning on Wednesday, March 21, at 6:30 p.m. Eastern Time through Wednesday, March 28.  This replay may be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and providing passcode 49568207.  A replay of the webcast will also be available at the sites listed above for 30 days, beginning approximately two hours after its conclusion.

About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed health services for the public sector. Through its wholly owned subsidiaries, AMERIGROUP serves more than 1.3 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Ohio, Tennessee, Texas and Virginia.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements related to expected 2007 earnings which are subject to numerous factors, many of which are outside of the Company’s control, including the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share and net income growth, as well as the Company’s ability to obtain the financing to post the supersedeas bond. These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause AMERIGROUP’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against AMERIGROUP; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes. Although the Company has entered into a commitment letter for the new senior secured credit facility, there can be no assurance that it will be able to finalize the new facility or issue the convertible debt or that the financing costs in connection with the supersedeas bond will not exceed the estimates discussed in this release.  There can also be no assurance that the Company will achieve the estimated earnings discussed in this release or that our actual results for 2007 will not differ materially from our current estimates.  The Company’s ability to achieve the earnings described is subject to a variety of factors, including those described below, many of which are out of the Company’s control.

Investors should also refer to our Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on February 27, 2007, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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